Exhibit 99.1


Press Release

Rheometric Scientific Inc. To Take Fourth
Quarter Restructuring Charge

        PISCATAWAY, N.J.-- (BUSINESS WIRE)-- Dec. 31, 2001-- Rheometric Scientific, Inc. (AMEX: RHM - news) announced today that it will record a non-recurring charge of $1.75 million in its fourth quarter for a restructuring plan.

        This plan will involve streamlining its US and European operations, rationalization of the company's product lines and other cost containment actions, including a 12% reduction in personnel. This charge, which will reduce earnings for the fourth quarter and the fiscal year ended December 31, 2001, by $1.75 million or $.07 per share, is expected to reduce operating expenses by approximately $1.2 million annually.

        Paul S. Mangano, President and Chief Operating Officer stated: "We have devoted considerable effort to evaluating our overall business strategy and cost structure. This restructuring plan is aimed at improving our operational competitiveness and positioning the company for future growth."

        Rheometric Scientific, founded in 1970, develops, manufactures, markets and services rheological (a science dealing with the deformation and flow of matter) and thermal analysis instrument systems, on-line rheological sensors, and integrated systems for research, product development, process control and quality assurance, principally within the petrochemical industry, academic and government laboratories, and the food, pharmaceutical, biotechnology, and semiconductor industries worldwide. The Company also manufactures, markets and services several instruments for protein and nucleic acid characterization for the protieomics industry. The Company also provides laboratory services for material and biomolecular characterization. The Company serves an international market of Fortune 1000 and other leading domestic and international corporations, independent research and academic institutions, and government agencies from its headquarters in Piscataway, New Jersey and operations in the United Kingdom, Germany, France, Italy and Japan. The Company has an installed base of over 10,000 instruments. More information about Rheometric Scientific can be found on the World Wide Web at www.rheosci.com, www.protein-solutions.com or by contacting the Company at One Possumtown Road, Piscataway, New Jersey 08854, telephone 732-560-8550.

        This press release includes forward-looking statements, which are subject to inherent uncertainties when discussing future results. Various factors could cause the Company's actual results to differ materially from those projected. The Company assumes no obligation to update its forward-looking statements or advise of changes in the assumptions and factors on which they are based. Specific risk factors may be detailed from time to time in the Company's Securities and Exchange Commission filings.

Contact:

Rheometric Scientific, Piscataway
Joseph Musanti, 732/560-8550